EXHIBIT 99.1

Inuvo, Inc. Reports Net Income of $0.02 per share on Higher Revenue in the Second Quarter

CONWAY, AR, August 8, 2013 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices, today announced net income of $381 thousand or 2₵ per diluted share for the second quarter of 2013 compared to a net loss of $3.0 million, or $0.13 per share loss last year.  Revenue for the second quarter of 2013 was $13.1 million compared to $12.9 million in the same period of 2012.  Adjusted EBITDA was $848 thousand, a 316% increase, compared to the second quarter of 2012. The company reported that unaudited revenue for the month of July exceeded $5 million.

"We are delighted to report a GAAP net income for the second quarter, the direct result of higher revenues and lower operating expenses,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. “With revenue through the first half of the year up 34% over last year and compensation and SG&A expenses in 2013 down $0.5 million in June from January, our Company’s relocation and product strategies appear to be gaining traction.”

Second Quarter 2013 Highlights

●	Net revenue of $13.1 million, compared to $12.9 in the second quarter of 2012.
●	Net income of $382 thousand, compared to a net loss of $3 million in the second quarter of 2012.
●	Adjusted EBITDA, a non-GAAP measure, increased to $848 thousand compared to $204 thousand in the second quarter of 2012.
●	Net revenue for the Network segment was $10.1 million and gross profit was $3.4 million, an increase of 86% and 259% from the second quarter of 2012, respectively.
●	Net revenue for the Applications segment was $3.0 million and gross profit was $2.8 million compared to $7.4 million net revenue and $5.8 million gross profit in second quarter 2012.

Three-month financial results for the period ended June 30, 2013
Net revenues for the three months ended June 30, 2013, were $13.1 million, up from the $12.9 million reported in three months ended June 30, 2012. Growth in the quarter was driven by the Network segment, where revenue increased to $4.7 million, an 86% improvement over the same period in 2012. Net revenue from the Applications segment was $3.0 million, or 23% of total net revenues. Gross profit decreased to $6.2 million in the three months ended June 30, 2013 compared to $6.8 million for the same period of 2012 due to the decrease in the Applications segment revenue.

For the quarter ended June 30, 2013, Adjusted EBITDA, a non-GAAP measure, increased to $848 thousand compared to $204 thousand in the second quarter of 2012. The Company reported net income of $382 thousand, or $0.02 per diluted share, for the three months ended June 30, 2013, compared to a net loss of $3.0 million, or $0.13 per share loss, for the corresponding period last year.

Six-month financial results for the period ended June 30, 2013
Net revenues for the first six months of 2013 were $29.1 million, up from the $21.6 million reported in the same six months of 2012. The Network segment revenue increased 77% to $20.9 million over the same period in 2012. Net revenue from the Applications segment was $8.2 million, or 28% of total net revenues. Gross profit increased to $14.6 million in the six months ended June 30, 2013 compared to $10.2 million the same period of 2012. The higher gross profit is due to the higher percent of revenue from the higher margin Applications segment in the first quarter of 2013.

For the six months ended June 30, 2013, Adjusted EBITDA, a non-GAAP measure, increased to $2.2 million compared to $432 thousand in the same period of 2012. The Company reported net income of $91 thousand for the six months ended June 30, 2013, compared to a net loss of $4.8 million, or $0.26 per share loss for the corresponding period last year.

The Company's consolidated financial statements as of June 30, 2013 include the financial results of its Vertro subsidiary from March 2012 forward; the prior year periods do not contain financial results of the Vertro subsidiary for the first two months of 2012. Net income includes various adjustments and charges to the company’s discontinued operations in Europe. In the second quarter and six-month period of 2013, this had a favorable effect on net income of $283 thousand and $408 thousand, respectively. In the second quarter and six-month period of 2012, an expense of $155 thousand and $157 thousand was incurred by the company’s discontinued operations in Europe, respectively.

Balance Sheet as of June 30, 2013
Cash and cash equivalents totaled $3.2 million at June 30, 2013. Current assets and total assets were $8.6 million and $27.1 million, respectively and current liabilities and total liabilities were $11.7 million and $22.5 million, respectively, as of June 30, 2013. Borrowings under our bank line of credit were reduced to $6.9 million from $7.8 million at December 31, 2012. Shareholder’s equity was approximately $4.6 million.

Conference Call Information
Date: Thursday, August 8, 2013
Time: 4:30 p.m. EDT
Domestic Dial-in number: 1-877-941-2069
International Dial-in number: 1-480-629-9713
Live webcast: http://public.viavid.com/index.php?id=105621

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Thursday August 22, 2013. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international).  At the system prompt, enter the code 4634023 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV ) is an Internet marketing and technology company that delivers targeted advertisements into websites and applications reaching desktop and mobile devices. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

or

Investor Relations
Alliance Advisors, LLC.
Chris Camarra, 212-398-3487
ccamarra@allianceadvisors.net

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	(Unaudited)
	June 30,	December 31,
	2013	2012
Assets
Current assets
Cash	$3,151,635	$3,381,018
Restricted cash	-	301,158
Accounts receivable, net	4,718,335	5,400,290
Unbilled revenue	15,720	58,219
Intangible, net - current	-	328,665
Other current assets	670,256	467,957
Total current assets	8,555,946	9,937,307

Property and equipment, net	1,543,534	2,110,771
Goodwill	5,760,808	5,760,808
Intangible assets, net	10,721,328	11,138,330
Other assets	479,205	182,387
Total assets	$27,060,821	$29,129,603

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Term and credit notes payable - current portion	$1,333,333	$1,333,333
Accounts payable	7,579,497	10,196,930
Accrued expenses and other current liabilities	2,762,552	1,872,722
Total current liabilities	11,675,382	13,402,985

Deferred tax liability	3,940,301	4,099,000
Term and credit notes payable - long term	5,604,913	6,488,889
Other long-term liabilities	1,258,249	932,377
Total liabilities	22,478,845	24,923,251

Total stockholders' equity (deficit)	4,581,976	4,206,352
Total liabilities and stockholders' equity (deficit)	$27,060,821	$29,129,603

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Net revenue	$13,130,428	$12,873,981	$29,050,207	$21,641,133
Cost of revenue	6,964,311	6,097,341	14,445,179	11,445,093
Gross profit	6,166,117	6,776,640	14,605,028	10,196,040

Operating expenses
Search costs	2,993,165	5,422,936	7,686,054	7,265,993
Compensation	1,455,369	1,625,790	3,448,694	2,922,355
Selling, general and administrative	1,631,945	2,386,083	3,776,776	4,355,546
Total operating expenses	6,080,479	9,434,809	14,911,524	14,543,894
Operating income	85,638	(2,658,169)	(306,496)	(4,347,854)
Interest expense, net	(66,328)	(104,731)	(172,997)	(271,431)
Net income (loss) from continuing operations before taxes	19,310	(2,762,900)	(479,493)	(4,619,285)
Income tax benefit (expense)	79,247	(45,977)	162,247	(61,977)
Net income (loss) from continuing operations	98,557	(2,808,877)	(317,246)	(4,681,262)
Net income (loss) from discontinued operations	283,015	(155,236)	408,108	(156,943)
Net income (loss)	381,572	(2,964,113)	90,862	(4,838,205)

Other comprehensive income
Foreign currency revaluation	(127)	(10,735)	(124)	(5,579)
Total comprehensive loss	$381,445	$(2,974,848)	$90,738	$(4,843,784)

Per common share data
Basic and diluted
Net income (loss) from continuing operations	$0.01	$(0.12)	$(0.02)	$(0.25)
Net income (loss) from discontinued operations	0.01	(0.01)	0.02	(0.01)
Net loss	$0.02	$(0.13)	$-	$(0.26)

Weighted average shares outstanding
Basic	23,290,479	23,484,733	23,271,159	19,022,387
Diluted	23,323,158	23,484,733	23,271,159	19,022,387

By Segment (Unaudited):	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net revenue
Network	$10,090,434	$5,439,452	$20,883,519	$11,823,541
Applications	3,039,994	7,434,529	8,166,688	9,817,592
Total	$13,130,428	$12,873,981	$29,050,207	$21,641,133

Gross profit
Network	$3,400,971	$947,908	$7,120,651	$2,430,854
Applications	2,765,146	5,828,732	7,484,377	7,765,186
Total	$6,166,117	$6,776,640	$14,605,028	$10,196,040

INUVO, INC. RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Income (loss) from continuing operations before taxes	$19,310	$(2,762,900)	$(479,493)	$(4,619,285)
Interest expense, net	66,328	104,731	172,997	271,431
Depreciation	504,567	693,267	1,210,034	1,135,572
Amortization	198,501	1,977,065	745,667	2,820,811
Stock-based compensation	110,420	191,445	300,413	386,864
Accrued severances	(51,348)	-	264,813	-
Merger costs	-	-	-	436,458
Adjusted EBITDA	$847,778	$203,608	$2,214,431	$431,851

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, (v) accrued severance and (vi) indirect costs incurred due to the merger with Vertro. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.